Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated March 25, 2011, with respect to the consolidated balance sheets of Nytis Exploration (USA) Inc. and subsidiaries as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2010 and 2009, appearing in the Form 8-K/A filing of St. Lawrence Seaway Corporation dated April 14, 2011.

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
April 14, 2011